Exhibit 10.50
GROUND LEASE BETWEEN NETWORK APPLIANCE, INC. (“NAI”) AND BNP PARIBAS LEASING CORPORATION (“BNPPLC”) December 14, 2006

TABLE OF CONTENTS

		Page
RECITALS		1
GRANTING CLAUSES		1
GENERAL TERMS AND CONDITIONS		3

1	Additional Definitions	3
	“Contingent Purchase Option”	3
	“Fair Rental Value”	3
	“Ground Lease Default”	3
	“Ground Lease Rent”	3
	“Ground Lease Term”	3
	“Leasehold Mortgage”	3
	“Leasehold Mortgagee”	4
	“Turnover Date”	4

2	Ground Lease Term and Early Termination	4

3	Ground Lease Rent	4

4	Receipt and Application of Insurance and Condemnation Proceeds	4

5	No Lease Termination	5

6	The Lease and Other Operative Documents	5

7	Use of Leased Property	5

8	Assignment and Subletting; Pass Through of BNPPLC’s Liability Insurance and Indemnity Rights	6

9	Estoppel Certificate	6

10	Leasehold Mortgages	7

11	Other Representations, Warranties and Covenants of NAI	9
	(A) Condition of the Property	9
	(B) Environmental Representations	10
	(C) Current Status of Title to the Land	10
	(D) Intentionally Deleted	10
	(E) Title to Improvements	10
	(F) Defense of Adverse Title Claims	11
	(G) Prohibition Against Consensual Liens on the Leased Property	12
	(H) Compliance With Permitted Encumbrances	12

TABLE OF CONTENTS
(Continued)
Exhibits and Schedules

Exhibit A	Legal Description

Exhibit B	Permitted Encumbrances List

Exhibit C	Contingent Purchase Option

Exhibit D	Determination of Fair Value

(ii)

GROUND LEASE
          This GROUND LEASE (this “Ground Lease”), dated as of December 14, 2006 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and NETWORK APPLIANCE, INC. (“NAI”), a Delaware corporation.
RECITALS
          Contemporaneously with the execution of this Ground Lease, BNPPLC and NAI are executing a Common Definitions and Provisions Agreement dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Ground Lease for all purposes. As used in this Ground Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Ground Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
          At the request of NAI, and to facilitate the transactions contemplated in the other Operative Documents, BNPPLC is executing this Ground Lease to acquire from NAI a leasehold estate of 50 years in the Land described in Exhibit A attached hereto (the “Land”) and any existing Improvements on the Land.
          Also contemporaneously with this Ground Lease, BNPPLC and NAI are executing a Construction Management Agreement (the“Construction Management Agreement”) and a Lease Agreement (the “Lease”). Pursuant to the Construction Management Agreement, BNPPLC is agreeing to provide funding for the construction of new Improvements. When the term of the Lease commences, the Lease will cover all Improvements on the Land.
          Pursuant to a Purchase Agreement dated as of the Effective Date (the “Purchase Agreement”) between BNPPLC and NAI, NAI will have the right to purchase, among other things, BNPPLC’s leasehold estate under this Ground Lease on and subject to the terms and conditions set forth therein.
GRANTING CLAUSES
          In consideration of the rent to be paid and the covenants and agreements to be performed by BNPPLC, as hereinafter set forth, NAI does hereby LEASE, DEMISE and LET unto BNPPLC for the term hereinafter set forth the Land, together with:
          (A)       all easements and rights-of-way now owned or hereafter acquired by NAI for use in connection with the Land or any Improvements constructed thereon or as a means of access thereto and any and all easements and rights appurtenant to the Land; and

          (B)       all right, title and interest of NAI, now owned or hereafter acquired, in and to (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any and all sidewalks and alleys adjacent to the Land and (C) any strips and gores between the Land and abutting land not owned by NAI.
The Land and all of the property described in items (1) and (2) above are hereinafter referred to collectively as the “Real Property”.
          To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by NAI as the owner of any interest in the Real Property, NAI also hereby grants and assigns to BNPPLC for the term of this Ground Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of NAI:
          (A)      the Permitted Encumbrances; and
          (B)      any general intangibles, permits, licenses, franchises, certificates, and other rights and privileges related to the Real Property that BNPPLC (rather than NAI) would have acquired if BNPPLC had itself acquired the fee estate in the Real Property (excluding, however, the rights and privileges of NAI under this Ground Lease, the Construction Management Agreement, the Lease, the Purchase Agreement and any other Operative Documents).
Such rights and interests of NAI, whether now existing or hereafter arising, are hereinafter collectively called the “Personal Property”. The Real Property and the Personal Property are hereinafter sometimes collectively called the “Leased Property.” The Leased Property and all Improvements on the Land now or in the future (whether such Improvements are owned by BNPPLC or NAI) are hereinafter sometimes called the “Improved Property”.
          However, the leasehold estate conveyed hereby and BNPPLC’s rights hereunder are expressly made subject and subordinate to the Permitted Encumbrances listed on Exhibit B.
          Further, so long as any of the other Operative Documents remain in force, the rights and obligations of NAI and BNPPLC hereunder will be subject to any contrary provisions therein, including provisions in the Construction Management Agreement and the Lease that govern the collection and application of condemnation and insurance proceeds in the event of any taking of or damage to the Improved Property.

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GENERAL TERMS AND CONDITIONS
          The Leased Property is leased by NAI to BNPPLC and is accepted and is to be used and possessed by BNPPLC upon and subject to the following terms, provisions, covenants, agreements and conditions:
1       Additional Definitions. As used in this Ground Lease, capitalized terms defined above have the respective meanings assigned to them above; as indicated above, capitalized terms that are defined in the Common Definitions and Provisions Agreement and that are used but not otherwise defined have the respective meanings assigned to them in the Common Definitions and Provisions Agreement; and, the following terms have the following respective meanings:
          “Contingent Purchase Option” means the option granted BNPPLC by NAI as provided in Exhibit C attached to this Ground Lease.
          “Fair Rental Value” means (and all appraisers and other persons involved in the determination of the Fair Rental Value will be so advised) the annual rent, as determined in accordance with Exhibit D, that would be agreed upon between a willing tenant, under no compulsion to lease, and a willing landlord, under no compulsion to lease, for unimproved land (including appurtenances) comparable in size and location to the Land, exclusive of any Improvements but assuming that there is no higher and better use for such land than as a site for improvements of comparable size and utility to the Improvements, at the time a determination is required under this Ground Lease and taking into consideration the condition of the Land, the encumbrances affecting the title to the Land and all applicable zoning, land use approvals and other governmental permits relating to the Land at the time of such determination.
          “Ground Lease Default” has the meaning assigned to it in subparagraph 13(A) below.
          “Ground Lease Rent” means the rent payable by BNPPLC pursuant to Paragraph 3 below.
          “Ground Lease Term” has the meaning assigned to it in Paragraph 2 below.
          “Leasehold Mortgage” means any mortgage, deed of trust (with or without a private power of sale), security agreement or assignment executed by BNPPLC to secure an obligation to repay borrowed money or other voluntary obligations, which covers BNPPLC’s leasehold estate hereunder or any part thereof or any rents or other charges to be paid to BNPPLC pursuant to any sublease.

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          “Leasehold Mortgagee” means any lender or other beneficiary of a Leasehold Mortgage that has notified NAI of the existence such Leasehold Mortgage and of its address to which notices should be delivered.
          “Turnover Date” means the day which is thirty days after any Designated Sale Date upon which, for any reason whatsoever, NAI does not purchase the Improved Property from BNPPLC pursuant to the Purchase Agreement.
2       Ground Lease Term and Early Termination. The term of this Ground Lease (herein called the “Ground Lease Term”) will commence on and include the Effective Date and end on the last Business Day which falls on or prior to the fiftieth (50th) anniversary of the Effective Date. However, subject to the prior approval of any Leasehold Mortgagee, BNPPLC will have the right to terminate this Ground Lease by giving a notice to NAI stating that BNPPLC unequivocally elects to terminate effective as of a date specified in such notice, which may be any date more than thirty days after the notice and after the expiration or termination of the Lease pursuant to its terms.
3       Ground Lease Rent. The rent required by this Ground Lease (herein called “Ground Lease Rent”) will equal the Fair Rental Value, determined as provided in Exhibit D, and be paid as follows:
          Prior to the Completion Date, BNPPLC must pay Ground Lease Rent to NAI on the first Business Day of every calendar month for the preceding month. Consistent with the agreement of the parties in Exhibit D that the initial Fair Rental Value is $600,000 per annum, each such monthly payment will be in the amount of $50,000 prior to the Completion Date. (Notwithstanding the forgoing, if agreed by the parties for administrative convenience, BNPPLC will prepay all or a portion of the Ground Lease Rent expected to accrue prior to the Completion Date, rather than pay it monthly on the first Business Day of each month.)
          After the Completion Date, Ground Lease Rent will be paid annually in arrears on each anniversary of the Effective Date. So long as the Lease continues, each such payment by BNPPLC may be offset against the reimbursement for such payment required of NAI by the Lease. After the Lease expires or terminates, however, BNPPLC’s obligation for the payment of Ground Lease will continue so long as this Ground Lease continues, on and subject to the terms and conditions set forth herein.
4       Receipt and Application of Insurance and Condemnation Proceeds. All insurance and condemnation proceeds payable with respect to any damage to or taking of the Leased Property will be payable to and become the property of BNPPLC; provided, however, NAI will be entitled to receive condemnation proceeds awarded for the value of NAI’s remainder interest in the Land exclusive of the Improvements. BNPPLC is authorized to take all action

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necessary on behalf of both BNPPLC and NAI (as lessor under this Ground Lease) to collect insurance and condemnation proceeds.
5       No Lease Termination. Except as expressly provided herein, this Ground Lease will not terminate, nor will NAI have any right to terminate this Ground Lease nor will the obligations of NAI under this Ground Lease be excused, for any reason whatsoever, including without limitation any of the following: (i) any damage to or the destruction of all or any part of the Leased Property from whatever cause, (ii) the taking of the Leased Property or any portion thereof by eminent domain or otherwise for any reason, (iii) any default on the part of BNPPLC under this Ground Lease or under any other agreement to which NAI and BNPPLC are parties, or (iv) any other cause whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. Notwithstanding the foregoing, after any purchase by NAI of BNPPLC’s interest in the Improved Property pursuant to the Purchase Agreement and payment to BNPPLC of the purchase price required by the Purchase Agreement and all other sums dues under any of the other Operative Documents, NAI (as the holder of both the lessor’s and lessee’s interests hereunder) may elect to terminate this Ground Lease; and after a purchase by BNPPLC of the Land because of BNPPLC exercise of the Contingent Purchase Option, BNPPLC (as the holder of both the lessor’s and lessee’s interests hereunder) may elect to terminate this Ground Lease. It is the intention of the parties hereto that the obligations of NAI hereunder will be separate and independent of the covenants and agreements of BNPPLC. However, nothing in this Paragraph will be construed as a waiver by NAI of any right NAI may have at law or in equity to recover monetary damages for any default under this Ground Lease by BNPPLC.
6       The Lease and Other Operative Documents. Nothing contained in this Ground Lease will limit, modify or otherwise affect any of NAI’s or BNPPLC’s respective rights and obligations under the other Operative Documents, which rights and obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations established by this Ground Lease. In the event of any inconsistency between the terms and provisions of the other Operative Documents and the terms and provisions of this Ground Lease, the terms and provisions of the other Operative Documents will control.
7       Use of Leased Property. Subject to the Permitted Encumbrances and the terms hereof, BNPPLC may use and occupy the Leased Property for any purpose permitted by Applicable Laws and may construct, modify, renovate, replace and remove any Improvements on the Land from time to time, subject only to the constraints that Applicable Laws would impose upon the owner of the Land if the owner were constructing, modifying, renovating, replacing or removing Improvements. To afford NAI an opportunity to file a notice of nonresponsibility pursuant to California Civil Code § 3094, BNPPLC will, before commencing the construction any major Improvements upon the Land after the Turnover Date, endeavor to notify NAI that BNPPLC intends to commence such construction; provided, however, BNPPLC will have no liability for its failure to provide such a notice.

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8       Assignment and Subletting; Pass Through of BNPPLC’s Liability Insurance and Indemnity Rights. BNPPLC may sublet or assign this Ground Lease without the consent of NAI or any of its Affiliates, subject only to limitations set forth in the Lease for the benefit of NAI so long as those limitations remain in force.
          To the extent that BNPPLC may from time to time after the Turnover Date require any subtenant to agree to maintain liability insurance against claims of third parties and agree to make BNPPLC an additional or named insured under such insurance, BNPPLC will also require the subtenant to agree to make NAI an additional or named insured. However, BNPPLC will have no liability to NAI for a breach by the subtenant of any such agreements, and to the extent that BNPPLC’s rights as an additional or named insured are subject to exceptions or limitations concerning BNPPLC’s own acts or omissions or the acts or omissions of anyone other than the subtenant, so too may NAI’s rights as an additional or named insured be subject to exceptions or limitations concerning NAI’s own acts or omissions or the acts or omissions of anyone other than the subtenant.
          To the extent that BNPPLC may itself from time to time after the Turnover Date maintain liability insurance against claims of third parties which may arise because of any occurrence on or alleged to have occurred on or about the Leased Property, BNPPLC will cause NAI to be an additional or named insured under such insurance, provided NAI pays or reimburses BNPPLC for any additional insurance premium required to have NAI made an insured.
          To the extent that BNPPLC may from time to time after the Turnover Date require any subtenant to agree to indemnify BNPPLC against Environmental Losses or other Losses concerning the Leased Property, BNPPLC will also require the subtenant to agree to indemnify NAI. However, BNPPLC will have no liability to NAI for a breach by the subtenant of any such agreement, and to the extent that BNPPLC’s rights as an indemnitee of the subtenant are subject to exceptions or limitations concerning BNPPLC’s own acts or omissions or the acts or omissions of anyone other than the subtenant, so too may NAI’s rights as an indemnitee be subject to exceptions or limitations concerning NAI’s own acts or omissions or the acts or omissions of anyone other than the subtenant.
9       Estoppel Certificate. NAI and BNPPLC will from time to time, within ten days after receipt of request by the other party hereto, deliver a statement in writing to such other party or other Person(s) designated by such party certifying:
          (A)       that this Ground Lease is unmodified and in full force and effect (or if modified that this Ground Lease as so modified is in full force and effect);
          (B)       that to the knowledge of the party providing such certificate, the other party has

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not previously assigned or hypothecated its rights or interests under this Ground Lease, except as is described in such statement with as much specificity as the party so certifying is able to provide;
          (C)       the term of this Ground Lease and the Ground Lease Rent then in effect and any additional charges;
          (D)       that to the knowledge of the party providing such certificate, the other party is not in default under any provision of this Ground Lease (or if in default, the nature thereof in detail) and, in any certificate provided by NAI, a statement as to any outstanding obligations on the part of NAI or BNPPLC; and
          (E)       in any certificate provided by NAI, such other factual matters concerning the Leased Property or BNPPLC’s rights and obligations under this Ground Lease as are requested by BNPPLC.
NAI’s failure to deliver such statement within such time will constitute an admission by NAI (i) that this Ground Lease is in full force and effect, without modification except as may be represented by BNPPLC, and (ii) that there are no uncured defaults in BNPPLC’s performance hereunder.
10       Leasehold Mortgages.
          (A)       By Leasehold Mortgage BNPPLC may encumber BNPPLC’s leasehold estate in the Leased Property created by this Ground Lease and BNPPLC’s rights and interests in buildings, fixtures, equipment and improvements situated on the Land and rents, issues, profits, revenues and other income to be derived by BNPPLC from the Leased Property. However, prior to the Turnover Date, a Leasehold Mortgage will be permitted hereunder only if it constitutes a Permitted Transfer and only if it is made expressly subject to the rights of NAI under the other Operative Documents.
          (B)       Any Leasehold Mortgagee or other party, including any corporation formed by a Leasehold Mortgagee, may become the legal owner of the leasehold estate created by this Ground Lease and of BNPPLC’s rights and interests in the improvements, equipment, fixtures and other property assigned as additional security pursuant to a Leasehold Mortgage, by foreclosure of a Leasehold Mortgage or as a result of the assignment or conveyance in lieu of foreclosure. Further, any such Leasehold Mortgagee or other party may itself, after becoming the legal owner and holder of the leasehold estate created by this Ground Lease, or of any improvements, equipment, fixtures and other property assigned as additional security pursuant to a Leasehold Mortgage, convey or pledge the same without the consent of NAI.

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          (C)       NAI must serve notice of any default by BNPPLC hereunder upon any Leasehold Mortgagee for which NAI has received written notification from BNPPLC of the Leasehold Mortgagee’s address for such notice. No notice of a default by BNPPLC will be deemed effective until it is so served. Any Leasehold Mortgagee will have the right to correct or cure any such default within the same period of time after receipt of such notice as is given to BNPPLC under this Ground Lease to correct or cure defaults, plus an additional period of thirty days thereafter. NAI will accept performance by any Leasehold Mortgagee of any covenant, condition or agreement on BNPPLC’s part to be performed hereunder with the same force and effect as though performed by BNPPLC.
          (D)       If this Ground Lease should terminate by reason of a disaffirmance or rejection of this Ground Lease by BNPPLC or any receiver, liquidator or trustee for the property of BNPPLC, or by any governmental authority which had taken possession of the business or property of BNPPLC by reason of the insolvency or alleged insolvency of BNPPLC, then:
          (1)       NAI must give notice thereof to each Leasehold Mortgagee for which NAI has received written notification from BNPPLC of the Leasehold Mortgagee’s address for such notice; and upon request of any Leasehold Mortgagee made within sixty days after NAI has given such notice, NAI must enter into a new ground lease of the Leased Property with such Leasehold Mortgagee for the remainder of the Ground Lease Term, at the same Ground Lease Rent and on the same terms and conditions (including subparagraph 11(E)) as are contained in this Ground Lease (a “New Ground Lease”).
          (2)       The estate of the Leasehold Mortgagee, as lessee under the New Ground Lease, will have priority equal to the estate of BNPPLC hereunder. That is, there will be no charge, lien or burden upon the Leased Property prior to or superior to the estate granted by such New Ground Lease which was not prior to or superior to the estate of BNPPLC under this Ground Lease as of the date immediately preceding the termination of this Ground Lease. To the extent, however, that the other Operative Documents are in effect at the time of execution of such New Ground Lease, the New Ground Lease will be made expressly subject to the other Operative Documents.
          (3)       Notwithstanding the foregoing, if NAI receives requests to enter into a New Ground Lease from more than one Leasehold Mortgagee because of the expiration or termination of this Ground Lease, NAI will be required to enter into only one New Ground Lease, and the New Ground Lease will be to the requesting Leasehold Mortgagee who holds the highest priority lien or interest in BNPPLC’s leasehold estate in the Land. If the liens or security interests of two or more such requesting Leasehold Mortgagees which shared the highest priority just prior to the termination of this Ground Lease, the New Ground Lease will name all such Leasehold Mortgagees as co-tenants thereunder.

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          (E)       If BNPPLC has agreed with any Leasehold Mortgagee that such Leasehold Mortgagee’s consent will be required to any modification or early termination of this Ground Lease by BNPPLC, and if NAI has been notified in writing of such agreement, such consent will be required for such Leasehold Mortgagee to be bound by any such modification or early termination of this Ground Lease.
          (F)       No Leasehold Mortgagee will assume any liability under this Ground Lease either by virtue of its Leasehold Mortgage or by any subsequent receipt or collection of rents or profits generated from the Leased Property, unless and until the Leasehold Mortgagee acquires BNPPLC’s leasehold estate in the Leased Property at foreclosure or by deed in lieu of foreclosure.
          (G)       Although the foregoing provisions concerning Leasehold Mortgages and Leasehold Mortgagees will be self operative, NAI agrees to include, in addition to the items specified in Paragraph 9, confirmation of the foregoing with respect to any Leasehold Mortgagee or prospective Leasehold Mortgagee in any statement delivered to such Leasehold Mortgagee which is provided to a pursuant to Paragraph 9.
11       Other Representations, Warranties and Covenants of NAI. NAI represents, warrants and covenants as follows:
          (A)       Condition of the Property. The Land described in Exhibit A is the same as the land described in the Title Policy and as shown on the plat included as part of the survey prepared by December 2, 1999, prepared by Kier & Wright, Job No. 97208-16 (the “Survey”), which survey was delivered to BNPPLC at the request of NAI. All material improvements on the Land as of the Effective Date are as shown on the Survey, and except as shown on the Survey there are no easements or encroachments encumbering or affecting the Improved Property. No part of the Land is within a flood plain as designated by any governmental authority. Existing Improvements, if any, are free from latent or patent defects or deficiencies that, either individually or in the aggregate, could materially and adversely affect the use or occupancy of the Improved Property as permitted by the Lease or could reasonably be anticipated to cause injury or death to any person. When the construction contemplated by the Construction Management Agreement is complete in accordance with plans approved as described therein, the Improved Property and use thereof permitted by the Lease will comply in all material respects with all Applicable Laws, including laws regarding access and use by disabled persons and local zoning ordinances. Adequate provision has been made (or can be made at a cost that is reasonable in connection with future development of the Land) for the Land to be served by electric, gas, storm and sanitary sewers, sanitary water supply, telephone and other utilities required for the use thereof. All streets, alleys and easements necessary to serve the Improved Property for the construction contemplated by the Construction Management Agreement or uses permitted by the

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Lease have been completed and are serviceable or will be completed and made serviceable as part of the construction contemplated by the Construction Management Agreement. No extraordinary circumstances (including any use of the Land as a habitat for endangered species) exist that would materially and adversely affect such construction or uses of the Improved Property. The Improvements, when constructed as contemplated in the Construction Management Agreement, will be useable for their intended purpose without the need to obtain any additional easements, rights-of-way or concessions from any third party or parties.
          (B)       Environmental Representations. Except as otherwise disclosed in the Environmental Report, to the knowledge of NAI: (i) no Hazardous Substances Activity has occurred prior to the Effective Date; (ii) no owner or operator of the Improved Property has reported or been required to report any release of any Hazardous Substances on or from the Leased Property pursuant to any Environmental Law; and (iii) no owner or operator of the Leased Property has received from any federal, state or local governmental authority any warning, citation, notice of violation or other communication regarding a suspected or known release or discharge of Hazardous Substances on or from the Leased Property or regarding a suspected or known violation of Environmental Laws concerning the Leased Property. Further, NAI represents, to its knowledge, that the Environmental Report taken as a whole is not misleading or inaccurate in any material respect.
          (C)       Current Status of Title to the Land. NAI holds good and indefeasible title to the Land, free and clear of all liens and encumbrances, other than the Permitted Encumbrances and any Liens Removable by BNPPLC.
          (D)       Intentionally Deleted.
          (E)       Title to Improvements. The leasehold estate created in favor of BNPPLC by this Ground Lease will extend to and include the rights to use and enjoy any and all Improvements of whatever nature at any time and from time to time located on the Land. Thus, throughout the term of this Ground Lease, BNPPLC and its sublessees, assignees, licensees and concessionaires will be entitled to use and enjoy such Improvements — to the exclusion of NAI as the lessor hereunder, but subject to NAI’s rights under the Operative Documents (including the Lease) so long as they remain in effect — as if the lessee hereunder was the owner of the Improvements. Further, although any Improvements which remain on the Land when this Ground Lease expires or is terminated will revert to NAI, it is also understood and agreed that the lessee hereunder may at any time and from time to time — after NAI ceases to have possession of the Leased Property pursuant to the Construction Management Agreement or as tenant under the Lease and prior to the expiration or termination of this Ground Lease — remove all or any Improvements from the Land without the consent of NAI and without any obligation to NAI or its Affiliates to provide compensation or to construct other Improvements on or about the Land. Any Improvements removed as provided in the preceding sentence will be considered severed from the Land and

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thereupon become personal property of the lessee hereunder.
          (F)       Defense of Adverse Title Claims. If any encumbrance or title defect whatsoever affecting the Improved Property, other than Permitted Encumbrances or Liens Removable by BNPPLC, is claimed or discovered (including Liens against any part of or interest in the Improved Property which are not Fully Subordinated or Removable) or if any legal proceedings are instituted with respect to any such claimed or discovered encumbrance or title defect, NAI must give prompt notice thereof to BNPPLC and at NAI’s own cost and expense will promptly remove any such encumbrance and cure any such defect and will take all necessary and proper steps for the defense of any such legal proceedings, including the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims. If NAI fails to promptly remove any encumbrance or cure any title defect as required by the preceding sentence, BNPPLC (whether or not named as a party to legal proceedings with respect thereto) may take such additional steps as in its judgment may be necessary or proper to remove such encumbrance or cure such defect or for the defense of any such attack or legal proceedings or the protection of BNPPLC’s leasehold or other interest in the Improved Property, including the employment of counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Improved Property, the removal of prior liens or security interests, and all expenses (including Attorneys’ Fees) so incurred of every kind and character will be a demand obligation owing by NAI.
          For purposes of this subparagraph 11(B), NAI will be deemed to be acting promptly to remove any encumbrance or to cure any title defect, other than a Lien which NAI or any of its Affiliates has granted or authorized, so long as NAI is in good faith by appropriate proceedings contesting the validity and applicability of the encumbrance or defect, and pending such contest NAI will not be deemed in default under this subparagraph because of the encumbrance or defect, provided that NAI must satisfy the following conditions and requirements:
          (1)       NAI must diligently prosecute the contest to completion in a manner reasonably satisfactory to BNPPLC.
          (2)       NAI must immediately remove the encumbrance or cure the defect upon a final determination by a court of competent jurisdiction that it is valid and applicable to the Improved Property.
          (3)       NAI must in any event conclude the contest and remove the encumbrance or cure the defect and pay any claims asserted against BNPPLC or the Improved Property because of such encumbrance or defect, all prior to (i) the date any criminal charges may be brought against BNPPLC or any of its directors, officers or employees because of such encumbrance or defect or (ii) the date any action is taken or threatened against BNPPLC or any property owned by BNPPLC (including BNPPLC’s leasehold estate under this

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Ground Lease) by any governmental authority or any other Person who has or claims rights superior to BNPPLC because of the encumbrance or defect. Also, with respect to a contest of any encumbrance or defect discovered or claimed before the Designated Sale Date, NAI must conclude the contest and remove the encumbrance or cure the defect and pay any claims asserted against BNPPLC or the Improved Property because of such encumbrance or defect, all prior to the Designated Sale Date, unless on the Designated Sale Date NAI or an Affiliate of NAI or any Applicable Purchaser purchases the Improved Property pursuant to the Purchase Agreement for a net price to BNPPLC (when taken together with any additional payments made by NAI pursuant to Paragraph 1(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Lease Balance.
          (G)       Prohibition Against Consensual Liens on the Leased Property. NAI will not, without the prior consent of BNPPLC, create, place or authorize, or through any act or failure to act, acquiesce in the placing of, any deed of trust, mortgage or other Lien, whether statutory, constitutional or contractual against or covering the Land or Improvements or any part thereof (other than Permitted Encumbrances and Liens Removable by BNPPLC). It is understood and agreed, however, that any Liens which are Fully Subordinated or Removable will constitute Permitted Encumbrances and thus will not be prohibited by this provision.
          (H)       Compliance With Permitted Encumbrances. NAI must comply with and cause to be performed all of the covenants, agreements and obligations imposed upon NAI or the owner of the Leased Property by the Permitted Encumbrances.
          (I)       Compliance With Laws. Without limiting the foregoing, the use of the Improved Property permitted by the Lease complies, or will comply after readily available permits are obtained, in all material respects with all Applicable Laws.
          (J)       Modification of Permitted Encumbrances. NAI will not create any new Permitted Encumbrance or enter into, initiate, approve or consent to any modification of any Permitted Encumbrance that would create or expand or purport to create or expand obligations or restrictions which would encumber the Leased Property or any Improvements constructed thereon without the prior consent of BNPPLC; provided, this provision will not limit any right of the NAI Parties to modify any Lien that is Fully Subordinated or Removable and will remain Fully Subordinated or Removable after the modification. Whether BNPPLC must give any such consent requested by NAI prior to the Designated Sale Date will be governed by subparagraph 4(C) of the Closing Certificate.

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          (K)       Performance and Preservation of the Permitted Encumbrances for the Benefit of BNPPLC. Not only prior to the expiration or termination of other Operative Documents, but thereafter throughout the term of this Ground Lease, NAI must comply with and perform the obligations imposed by the Permitted Encumbrances upon NAI or upon any owner of the Land and do whatever is required to preserve the rights and benefits conferred or intended to be conferred by the Permitted Encumbrances, as necessary to prevent any claim against or forfeiture of any of the Improved Property and to facilitate the construction and use of any Improvements on the Land after the Turnover Date by BNPPLC and its successors, assigns and subtenants under this Ground Lease. Further, NAI hereby agrees for itself and its Affiliates, as the owner of the Land and any other land now owned or hereafter acquired by NAI or its Affiliates, which is encumbered or benefitted by the Permitted Encumbrances, to assume liability for and to indemnify BNPPLC and other Interested Parties and to defend and hold them harmless from and against all Losses (including Losses caused by any decline in the value of the Leased Property or of the Improvements) that they would not have incurred or suffered but for:
          (1)       any breach by NAI of its obligations under the preceding sentence,
          (2)       any termination of any benefit to the owner, users or occupants of the Land or Improvements conferred by the Permitted Encumbrances if NAI agreed to the termination or the termination resulted from a breach of any Permitted Encumbrance by NAI or its Affiliates, or
          (3)       any restrictions imposed by or asserted under any Permitted Encumbrance upon any transfer after (but only after) the Turnover Date by BNPPLC of any interests it may then have in the Leased Property or in any Improvements.
NAI’s obligations under this subparagraph 11(K) will be binding upon any successor or assign of NAI or its Affiliates with respect to the Land and other properties encumbered or benefitted by the Permitted Encumbrances, and such obligations will survive any sale of NAI’s interest in the Leased Property to BNPPLC because of BNPPLC’s exercise of the Contingent Purchase Option.
          (L)       Cooperation by NAI and its Affiliates.
          (1)       After the Turnover Date, if neither NAI nor an Applicable Purchaser has purchased BNPPLC’s interest in the Improved Property pursuant to the Purchase Agreement, and if a use of the Improved Property by BNPPLC or any new Improvements or any removal or modification of Improvements proposed by BNPPLC would violate any Permitted Encumbrance or Applicable Law unless NAI or any of its Affiliates, as an owner of adjacent land or otherwise, gave its consent or approval thereto or agreed to join in a modification of a Permitted Encumbrance, then NAI must give and cause its Affiliates to give such consent or approval or join in such modification.

Ground Lease — Page 13

          (2)       After the Turnover Date, if neither NAI nor an Applicable Purchaser has purchased BNPPLC’s interest in the Improved Property pursuant to the Purchase Agreement, and if any Permitted Encumbrance or Applicable Law requires the consent or approval of NAI or any of its Affiliates or of the city or county in which the Improved Property is located or of any other Person to an assignment of any interest in the Improved Property by BNPPLC or by any of its successors or assigns, NAI will without charge give and cause its Affiliates to give such consent or approval and will cooperate in any way reasonably requested by BNPPLC to assist BNPPLC to obtain such consent or approval from the city, county or other Person.
          (3)       NAI’s obligations under this subparagraph 11(L) will be binding upon any successor or assign of NAI or its Affiliates with respect to the Land and other properties encumbered or benefitted by the Permitted Encumbrances, and such obligations will survive (a) any sale of the Improved Property by BNPPLC, other than to NAI or an Applicable Purchaser under the Purchase Agreement, for the benefit of BNPPLC’s assignees, and (b) any sale of NAI’s interest in the Leased Property to BNPPLC because of BNPPLC’s exercise of the Contingent Purchase Option.
          (M)       Omissions. None of NAI’s representations or warranties contained in this Ground Lease or in any other document, certificate or written statement furnished to BNPPLC by or on behalf of NAI contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.
          (N)       Insurance and Casualty. In the event any of the Leased Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance is maintained or required hereunder, (i) BNPPLC may make proof of loss, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC for application as required by Paragraph 4, and (iii) BNPPLC’s consent must be obtained for any settlement, adjustment or compromise of any claims for loss, damage or destruction under any policy or policies of insurance.
          (O)       Condemnation. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Leased Property and all judgments, decrees and awards for injury or damage to the Leased Property will be paid to BNPPLC and applied as provided in Paragraph 4 above. BNPPLC is hereby authorized, in the name of NAI, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Leased Property. BNPPLC will not be, in any event or circumstances, liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

Ground Lease — Page 14

          (P)       Further Assurances. NAI must, on request of BNPPLC, (i) promptly correct any defect, error or omission which may be discovered in the contents of this Ground Lease or in any other instrument executed in connection herewith or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Ground Lease and to subject to this Ground Lease any property intended by the terms hereof to be covered hereby including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Leased Property; (iii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by BNPPLC to protect BNPPLC’s rights in and to the Leased Property against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of BNPPLC to enable BNPPLC or any Leasehold Mortgagee to comply with the requirements or requests of any agency or authority having jurisdiction over them.
12       Ground Lease Defaults.
          (A)       Definition of Ground Lease Default. Each of the following events will be deemed to be a “Ground Lease Default” by BNPPLC under this Ground Lease:
          (1)       A failure by BNPPLC to pay when due any installment of Ground Lease Rent due hereunder if such failure continues for sixty days after BNPPLC receives notice thereof.
          (2)       A failure by BNPPLC to comply with any term, provision or covenant of this Ground Lease (other than as described in the other clauses of this subparagraph 13(A)) if such failure is not cured prior to the earlier of (A) ninety days after notice thereof is sent to BNPPLC, or (B) the date any writ or order is issued for the levy or sale of any property owned by NAI or its Affiliates (including the leasehold created by this Ground Lease) because of such failure or any criminal action is instituted against BNPPLC or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no such criminal actions is instituted, if such failure is susceptible of cure but cannot with reasonable diligence be cured within such ninety day period, and if BNPPLC has promptly commenced to cure the same and thereafter prosecutes the curing thereof with reasonable diligence, the period within which such failure may be cured will be extended for such further period as is necessary to complete the cure.
          (B)       Remedy. Upon the occurrence of a Ground Lease Default which is not cured within any applicable period expressly permitted by subparagraph 13(A), NAI’s sole and exclusive remedies will be to sue BNPPLC for the collection of any amount due under this

Ground Lease — Page 15

Ground Lease, to sue for the specific enforcement of BNPPLC’s obligations hereunder, or to enjoin the continuation of the Ground Lease Default, provided, however, no limitation of NAI’s remedies contained herein will prevent NAI from exercising rights expressly provided in other Operative Documents or from recovering any reasonable costs NAI may incur to mitigate its damages by curing a Ground Lease Default that BNPPLC has failed to cure itself (so long as the cure by NAI is pursued in a lawful manner and the costs NAI seeks to recover do not exceed the actual damages to be mitigated). NAI may not terminate this Ground Lease or BNPPLC’s right to possession under this Ground Lease, except as expressly provided in the Operative Documents. Any judgment which NAI may obtain against BNPPLC for amounts due under this Ground Lease may be collected only through resort of a judgement lien against BNPPLC’s interest in the Leased Property and any Improvements. BNPPLC will have no personal liability for the payment amounts due under this or for the performance of any obligations of BNPPLC under this Ground Lease.
13       Quiet Enjoyment. NAI warrants that neither it nor any third party lawfully claiming any right or interest in the Leased Property will, during the Ground Lease Term, disturb BNPPLC’s peaceable and quiet enjoyment of the Leased Property; however, such enjoyment will be subject to the terms, provisions, covenants, agreements and conditions of this Ground Lease and those Permitted Encumbrances which are listed on Exhibit B.
14       Option to Purchase. Subject to the terms and conditions set forth in Exhibit C, BNPPLC (and any assignee of BNPPLC’s entire interest in the Leased Property, but not any subtenant or assignee of a lesser interest) will have the option, and NAI hereby grants to BNPPLC such option, to purchase NAI’s interest in the Leased Property.
15       Miscellaneous.
          (A)       No Merger. There will be no merger of this Ground Lease or of the leasehold estate hereby created with the fee or any other estate in the Leased Property or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Ground Lease or the leasehold estate hereby created or any interest in this Ground Lease or in such leasehold estate as well as the fee or any other estate in the Leased Property or any interest in such fee or other estate, unless all parties with an interest in the Leased Property that would be adversely affected by any such merger specifically agree in writing that such a merger has occurred.
          (B)       Recording; Memorandum of Lease. Either party may record this Ground Lease in the real property records of Santa Clara County, California. If NAI and BNPPLC decide not to record this Ground Lease, they will execute a memorandum of this Ground Lease in recordable form which will be filed in the real property records of Santa Clara County, California.

Ground Lease — Page 16

16       Certain Remedies Cumulative. No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy BNPPLC has with respect to the Improved Property, and each and every right and remedy of BNPPLC will be cumulative and in addition to any other right or remedy given to it under this Ground Lease or now or hereafter existing in its favor at law or in equity. In addition to other remedies available under this Ground Lease, either party will be entitled, to the extent permitted by applicable law, to a decree compelling performance of any of the other party’s agreements hereunder.
17       Attorneys’ Fees and Legal Expenses. If BNPPLC commences any legal action or other proceeding because of any breach of this Ground Lease by NAI, BNPPLC may recover all Attorneys’ Fees incurred by it in connection therewith from NAI, whether or not such controversy, claim or dispute is prosecuted to a final judgment. Any Attorneys’ Fees incurred by BNPPLC in enforcing a judgment in its favor under this Ground Lease will be recoverable separately from such judgment, and the obligation for such Attorneys’ Fees is intended to be severable from other provisions of this Ground Lease and not to be merged into any such judgment.
18       Successors and Assigns. The terms, provisions, covenants and conditions of this Ground Lease will be binding upon NAI and BNPPLC and their respective permitted successors and assigns and will inure to the benefit of NAI and BNPPLC and all permitted transferees, mortgagees, successors and assignees of NAI and BNPPLC with respect to the Leased Property; except that (A) BNPPLC will not assign this Ground Lease or any rights hereunder except pursuant to a Permitted Transfer, and (C) NAI will not assign this Ground Lease or any rights hereunder prior to the Turnover Date without the prior written consent of BNPPLC.
[The signature pages follow.]

Ground Lease — Page 17

     IN WITNESS WHEREOF, this Ground Lease is executed on the date of acknowledgment before a notary indicated below to be effective as of December 14, 2006.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation

By:	/s/ Lloyd G. Cox
Lloyd G. Cox, Managing Director

STATE OF TEXAS	)
	)	SS
COUNTY OF DALLAS	)
On December 14, 2006, before me Catherine L. Granger, a Notary Public in and for the County and State aforesaid, personally appeared Lloyd G. Cox, Managing Director of BNP Paribas Leasing Corporation, who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on such instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
WITNESS, my hand and official seal.
/s/ Catherine L. Granger

Ground Lease — Signature Page

[Continuation of signature pages for Ground Lease, executed on the date of acknowledgment before a notary indicated below to be effective as of December 14, 2006]

NETWORK APPLIANCE, INC., a Delaware corporation
By:	/s/ Ingemar Lanevi
Ingemar Lanevi, Vice President and Corporate Treasurer

STATE OF NORTH CAROLINA	)
	)	SS
COUNTY OF WAKE	)
On December 14th, 2006, before me Edward E. Benton Jr., a Notary Public in and for the County and State aforesaid, personally appeared Ingemar Lanevi, Vice President and Corporate Treasurer of Network Appliance, Inc., who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on such instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
WITNESS, my hand and official seal.
/s/ Edward E. Benton Jr.

Ground Lease — Signature Page

Exhibit A
Legal Description
Proposed Parcel 8, and (except to the extent within a different platted Parcel as currently shown in the Map Records of the County of Santa Clara, California) proposed Parcel 12, and the Additional Leased Premises as defined below, (collectively, the “2006 Ground Lease Premises”) as shown on that certain Vesting Tentative Parcel Map provided to BNP Paribas Leasing Corporation (“BNPPLC”) by Network Appliance, Inc. (“NAI”) attached hereto and made a part hereof (the “Tentative Map”), which has received preliminary approval from the City of Sunnyvale, California, but not yet been filed for record in the office of the recorder of the County of Santa Clara, State of California. As used herein, “Additional Leased Premises” means the parking lots, driveways and other areas shaded in gray on the Tentative Map attached hereto within the larger area designated as Common Lot A (consisting of 30.46 Acres, more or less) on the Tentative Map. The southern boundary of the Additional Leased Premises is a line that runs North 75 degrees, 07 minutes, 58 seconds equidistant from the southern boundary of Parcel 8 and the northern boundary of Parcel 7, both as shown on the Tentative Map. The eastern boundary of the Additional Leased Premises runs along the same line as the eastern boundary of Common Lot A, as shown on the Tentative Map. The western boundary of the Additional Leased Premises runs along the same line as the western boundary of Parcel 8 and Parcel 7, as shown on the Tentative Map. The northern boundary of the Additional Leased Premises runs along the center of an existing or proposed driveway which is situated between Parcel 8 and Parcel 9, as shown on the Tentative Map.
TOGETHER WITH, easements appurtenant to the 2006 Ground Lease Premises (the “Appurtenant Easements”) under, over and across adjacent parcels (“Adjacent Parcels”) which are owned by NAI for the purposes described below and on and subject to the express terms and conditions set forth below:
The Appurtenant Easements will be for the following purposes:
     1. The use, maintenance, repair, replacement expansion of utility lines under, over and across the Adjacent Parcels and related equipment (including lines or equipment for water, sanitary sewer, electricity, phone and gas) (collectively, the “Utility Lines”) to serve improvements constructed from time to time on the 2006 Ground Lease Premises.
     2. Access and parking over and in paved driveways and parking lots or garages now or hereafter located on the Adjacent Parcels (“Driveways and Parking Areas”).
     3. The encroachment, support, maintenance, repair and replacement of any buildings constructed on Parcel 8 as shown on the Tentative Map during the period that BNPPLC owns or leases Parcel 8.
The Appurtenant Easements will be subject to the following terms and conditions:

     A. The Appurtenant Easements for Utility Lines will be limited to:
     (1) those Utility Lines, if any, existing on the first date upon which any instrument is recorded which gives notice of the Appurtenant Easements;
     (2) those Utility Lines, if any, constructed by or at the request of NAI itself;
     (3) any other Utility Lines reasonably necessary for the use of improvements constructed by NAI (whether constructed for BNPPLC or otherwise) on the 2006 Ground Lease Premises (and in the case of Utility Lines permitted only because of this clause (3), such Utility Lines must be installed in a location that does not run through or under any then existing building or structured garage on the Adjacent Parcels); and
     (4) replacements (including replacements that may increase utility capacity) for any Utility Lines permitted under the preceding clauses (1) through (3).
     B. Any Utility Line on any Adjacent Parcel may be relocated to another location on the same Adjacent Parcel by the owner of such parcel and at its sole cost and expense, so long as the relocation is done in a good and workmanlike manner that does not and will not impose any significant or unexpected interruption of utility services or additional costs upon the owner or occupants of the 2006 Ground Lease Premises.
     C. The use of Driveways and Parking Areas by the owner of the 2006 Ground Lease Premises and its tenants and other invitees will not exceed that reasonably required to provide buildings constructed on the 2006 Ground Lease Premises with parking that both (i) meets local zoning and other legal requirements, and (ii) when taken together with any permanent, concrete parking spaces from time to time constructed on the 2006 Ground Lease Premises, provides at least 632 parking spaces for buildings on the 2006 Ground Lease Premises and also causes the parking ratio for buildings on the 2006 Ground Lease Premises to be not less than 1 parking space per 333 square feet of interior building floor area (collectively, the “Minimum Parking Requirements”). However, for purposes of computing the Minimum Parking Requirements, parking spaces from time to time constructed on the 2006 Ground Lease Premises which are made available for parking by owners or occupants of any Adjacent Parcel pursuant to any easement which encumbers the 2006 Ground Lease Premises (or any leasehold estate therein) will be treated as if they did not exist. In other words, any such parking spaces available to owners or occupants of Adjacent Parcels will not be included in the numbers of parking spaces considered as available to owners or occupants of the 2006 Ground Lease Premises to satisfy the Minimum Parking Requirements.

Exhibit A to Ground Lease — Page 2

     D. NAI and its successors and assigns as the owners of Adjacent Parcels will always maintain a number of parking spaces on the Adjacent Parcels which is no less than the sum of (1) the spaces required to meet Minimum Parking Requirements for buildings on the 2006 Ground Lease Premises, and (2) the spaces required to satisfy zoning or other parking requirements for other buildings on or served by parking on the Adjacent Parcels.
     E. The Appurtenant Easement for parking on Adjacent Parcels will be subject to the following condition subsequent: If a sufficient number of permanent, concrete parking spaces in parking lots or structured garages are constructed on the 2006 Ground Lease Premises to satisfy Minimum Parking Requirements (computed as described above) without the need for additional parking spaces on Adjacent Parcels, then the owners of Adjacent Parcels may terminate such parking easement by notice to the owner of the 2006 Ground Lease Premises and by recording a copy of such notice in the real property deed records. (This provision will not, however, be construed to require the construction of such lots or garages on the 2006 Ground Lease Premises.)
     F. Notwithstanding the foregoing, at any time when BNPPLC or any successor of BNPPLC owns or leases all or any part of the land shown on the Tentative Map as Parcel 7 and adjacent parking lots, driveways and other areas within Common Lot A (collectively, the “2005 Ground Lease Premises”), BNPPLC may, at its sole option, cause the 2005 Ground Lease Premises to be released from all or any of the Appurtenant Easements. Notwithstanding any such release, the Appurtenant Easements will continue as to Adjacent Parcels other than the 2005 Ground Lease Premises. BNPPLC may exercise such option by written notice recorded in the real property records of Santa Clara County, California.

Exhibit A to Ground Lease — Page 3

VESTING TENTATIVE PARCEL MAP FOR CROSSMAN COMMONS 13 PARCELS

VICINITY MAP
NOT TO SCALE

GENEVA DRIVE
CASPIAN DRIVE
JAVA DRIVE
CROSSMAN AVENUE
BALTIC DRIVE
CARIBBEAN DRIVE
PARCEL 1 0.94 ACRES EXISTING BUILDING 1
PARCEL 2 1.18 ACRES EXISTING BUILDING 2
PARCEL 3 1.18 ACRES EXISTING BUILDING 3
PARCEL 4 1.20 ACRES EXISTING BUILDING 4
PARCEL 5 0.93 ACRES FUTURE BUILDING 5
PARCEL 6 0.93 ACRES FUTURE BUILDING 6
PARCEL 7 0.89 ACRES FUTURE BUILDING 7
PARCEL 8 0.89 ACRES FUTURE BUILDING 8
PARCEL 9 0.89 ACRES FUTURE BUILDING 9
PARCEL 10 1.20 ACRES FUTURE GARAGE B
PARCEL 11 1.29 ACRES FUTURE GARAGE A
PARCEL 12 2.88 ACRES FUTURE GARAGE C
COMMON LOT "A" 30.46 ACRES P.U.E. & E.V.A.E.
LANDS OF TRW FOUNDATION PARCEL 1
NOT A PART OF THIS PARCEL MAP
Additional Leased Premises shaded in gray.

PROPOSED SITE CONDITIONS

VESTING TENTATIVE PARCEL MAP
FOR: NETWORK APPLIANCE
CROSSMAN AVENUE
SUNNYVALE CALIFORNIA

KIER & WRIGHT
CIVIL ENGINEERS & SURVEYORS, INC.
3350 Scott Boulevard, Building 22 (408) 727-6665
Santa Clara, California 95054 FAX (408) 727-5641

1

Exhibit A to Ground Lease — Page 4

Exhibit B
Permitted Encumbrances
     The leasehold and other interests in the Land hereby conveyed by NAI are conveyed subject to the following matters to the extent the same are still valid and in force:
1. TAXES for the fiscal year 2006-2007, a lien not yet due or payable.
2. THE LIEN of supplemental taxes, if any, assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code, resulting from changes of ownership or completion of construction on or after the date hereof.
3. EASEMENT for the purposes stated herein and incidents thereto

Purpose	: Slope Easement
In favor of	: City of Sunnyvale
Recorded Affects	: October 9, 1964 in Book 6695, page 430, Official Records
: Easterly 18 feet, as shown on a survey plat entitled ALTA/ACSM Land Title Survey for: Network Appliance, 1345 Crossman Avenue, dated December 2, 1999, prepared by Kier & Wright, Job No. 97208-16.
4. EASEMENT for the purposes stated herein and incidents thereto

Purpose	: Public utilities easement
In favor of	: City of Sunnyvale
Recorded	: October 9, 1964 in Book 6695, page 450, Official Records
Affects	: Easterly 7 feet, as shown on a survey plat entitled ALTA/ACSM Land Title Survey for: Network Appliance, 1345 Crossman Avenue, dated December 2, 1999, prepared by Kier & Wright, Job No. 97208-16.
5. Covenants, Conditions and Restrictions in the Declaration of Protective Covenants — Moffett Industrial Park No. 2) recorded December 23, 1971 in Book 9640, page 443, Official Records; which provide that a violation thereof shall not defeat or render invalid the lien of any Mortgage or Deed of Trust made in good faith and for value. Said Covenants, Conditions and Restrictions do not provide for reversion of title in the event of a breach thereof. Restrictions, if any, based upon race, color, religion, sex, handicap, familial status, or national origin are deleted, unless and only to the extent that said covenant (a) is exempt under Chapter 42, Section 3607, of the United States Code, or (b) related to handicap but does not discriminate against handicapped persons.
     ASSIGNMENT AND ASSUMPTION of the rights, powers, duties, obligations, and reservations of Moffett Park Associates, in favor of The Prudential Insurance Company of

America, recorded February 8, 1977 in Book C583, page 685, Official Records.
6. EASEMENT for the purposes stated herein and incidents thereto

Purpose	: Public utilities
Granted to	: City of Sunnyvale
Recorded	: November 16, 1976 in Book C414, page 105, Official Records
Affects	: Southerly 10 feet, as shown on a survey plat entitled ALTA/ACSM Land Title Survey for: Network Appliance, 1345 Crossman Avenue, dated December 2, 1999, prepared by Kier & Wright, Job No. 97208-16.
7. LIMITATIONS, covenants, restrictions, reservations, exceptions or terms, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), contained in the document recorded February 5, 1980 in Book F122, page 460, Official Records.

Exhibit B to Ground Lease — Page 2

Exhibit C
CONTINGENT PURCHASE OPTION
     Subject to the terms of this Exhibit, BNPPLC shall have an option (the “Option”) to buy NAI’ fee interest in the Leased Property at any time during the term of this Ground Lease after (but only after) any breach by NAI under the Purchase Agreement, provided NAI does not cure the breach within any time permitted for cure by the express provisions of the Purchase Agreement, for a purchase price (the “Option Price”) to NAI equal to fair market value.
     For the purposes of this Exhibit, “fair market value” means (and all appraisers and other persons involved in the determination of the Option Price will be so advised) the price that would be agreed upon between a willing buyer, under no compulsion to buy, and a willing seller, under no compulsion to sell, for unimproved land comparable in size and location to the Land, exclusive of any Improvements but assuming that there is no higher and better use for such land than as a site for improvements of comparable size and utility to the Improvements, at the time of BNPPLC’s exercise of the Option and taking into consideration the condition of the Land, the encumbrances affecting the title to the Land and all applicable zoning, land use approvals and other governmental permits relating to the Land at the time of the exercise of the Option.
     If BNPPLC exercises the Option, which BNPPLC may do by notifying NAI that BNPPLC has elected to buy NAI’ interest in the Leased Property as provided herein, then:
     (1) To the extent, if any, required as a condition imposed by law to the conveyance of the fee interest in the Leased Property to BNPPLC, NAI shall promptly at its expense do whatever is necessary and possible (including, without limitation, cooperating with BNPPLC in seeking any zoning variances requested by BNPPLC) to obtain approvals of a new Parcel Map or lot line adjustments. Should it be determined that it is not possible to satisfy any such condition imposed by law, neither NAI nor BNPPLC shall be required to consummate any purchase pursuant to this Exhibit, and this Ground Lease will continue as if BNPPLC had not exercised the Option.
     (2) Upon BNPPLC’s tender of the Option Price to NAI, NAI will convey good and indefeasible title to the fee estate in the Land and its interest in all other Leased Property to BNPPLC by general warranty deed and assignment subject only to the Permitted Encumbrances, to any claims of BNPPLC or Liens Removable by BNPPLC, and (to the extent still in force) to the Lease and the Purchase Agreement.
     (3) BNPPLC’s obligation to close the purchase shall be subject to the following terms and conditions, all of which are for the benefit of BNPPLC: (1) BNPPLC shall have been furnished with evidence satisfactory to BNPPLC that NAI can convey title as required by the preceding subparagraph; (2) nothing shall have occurred or been discovered after BNPPLC exercised the Option that could significantly and adversely affect title to the Leased Property or BNPPLC’s use thereof, (3) all of the representations of NAI in this Ground Lease shall continue to be true as if made effective on the date of the closing and, with respect to any such representations which may be limited to the knowledge of NAI or any of NAI’ representatives, would continue to be true on the date of the closing if all relevant facts and circumstances were known to NAI and such representatives, and (4) BNPPLC shall have been tendered the deed and other documents which are described in this Exhibit as documents to be delivered to BNPPLC at the closing of BNPPLC’s purchase.
     (4) Closing of the purchase will be scheduled on the first Business Day following thirty days after the Option Price is established in accordance with the terms and conditions of this Exhibit and after any approvals described in subparagraph (a) above are obtained, and prior to closing BNPPLC’s occupancy of the Leased Property shall continue to be subject to the terms and conditions of this Ground Lease, including the terms setting forth BNPPLC’s obligation to pay rent. Closing shall take place at the offices of any title insurance company reasonably selected by BNPPLC to insure title under the title insurance policy described below.
     (5) Any transfer taxes or notices or registrations required by law in connection with the sale contemplated by this Exhibit will be the responsibility of NAI.
     (6) NAI will deliver a certificate of nonforeign status to BNPPLC at closing as needed to comply with the provisions of the U.S. Foreign Investors Real Property Tax Act (FIRPTA) or any comparable federal, state or local law in effect at the time.
     (7) NAI will also pay for and deliver to BNPPLC at the closing an owner’s title insurance policy in the full amount of the Option Price, issued by a title insurance company designated by BNPPLC (or written confirmation from the title company that it is then prepared to issue such a policy), and subject only to standard printed exceptions which the title insurance company refuses to delete or modify in a manner acceptable to BNPPLC and to Permitted Encumbrances.
     (8) NAI shall also deliver at the closing all other documents or things reasonably required to be delivered to BNPPLC or by the title insurance company to evidence NAI’ ability to transfer the Leased Property to BNPPLC.
     If NAI and BNPPLC do not otherwise agree upon the amount of the Option Price within twenty days after BNPPLC exercises the Option, the Option Price shall be determined in accordance with the following procedure:
     (a) NAI and BNPPLC shall each appoint a real estate appraiser who is familiar with properties in the vicinity of the Land and who has not previously acted for either party. Each party will make the appointment no later than ten days after receipt of notice from the other party that the appraisal process

Exhibit C to Ground Lease — Page 2

described in this Exhibit has been invoked. The agreement of the two appraisers as to the Option Price will be binding upon NAI and BNPPLC. If the two appraisers cannot agree upon the Option Price within ten days following their appointment, they shall within another ten days agree upon a third real estate appraiser. Immediately thereafter, each of the first two appraisers will submit his best estimate of the appropriate Option Price (together with a written report supporting such estimate) to the third appraiser and the third appraiser will choose between the two estimates. The estimate of Option Price chosen by the third appraiser as the closest to the prevailing monthly fair market value will be binding upon NAI and BNPPLC. Notification in writing of the Option Price shall be made to NAI and BNPPLC within fifteen days following the selection of the third appraiser.
     (b) If appraisers must be selected under the procedure set out above and either BNPPLC or NAI fails to appoint an appraiser or fails to notify the other party of such appointment within fifteen days after receipt of notice that the prescribed time for appointing the appraisers has passed, then the other party’s appraiser will determine the Option Price. All appraisers selected for the appraisal process set out in this Exhibit will be disinterested, reputable, qualified real estate appraisers with the designation of MAI or equivalent and with at least 5 years experience in appraising properties comparable in Santa Clara County, California to the Land.
     (c) If a third appraiser must be chosen under the procedure set out above, he will be chosen on the basis of objectivity and competence, not on the basis of his relationship with the other appraisers or the parties to this Ground Lease, and the first two appraisers will be so advised. Although the first two appraisers will be instructed to attempt in good faith to agree upon the third appraiser, if for any reason they cannot agree within the prescribed time, either NAI and BNPPLC may require the first two appraisers to immediately submit its top choice for the third appraiser to the then highest ranking officer of the Dallas, Texas Bar Association who will agree to help and who has no attorney/client or other significant relationship to either NAI or BNPPLC. Such officer will have complete discretion to select the most objective and competent third appraiser from between the choice of each of the first two appraisers, and will do so within ten days after such choices are submitted to him.
     (d) Either NAI or BNPPLC may notify the appraiser selected by the other party to demand the submission of an estimate of Option Price or a choice of a third appraiser as required under the procedure described above; and if the submission of such an estimate or choice is required but the other party’s appraiser fails to comply with the demand within fifteen days after receipt of such notice,

Exhibit C to Ground Lease — Page 3

then the Option Price or choice of the third appraiser, as the case may be, selected by the other appraiser (i.e., the notifying party’s appraiser) will be binding upon NAI and BNPPLC.
     (e) NAI and BNPPLC shall each bear the expense of the appraiser appointed by it, and the expense of the third appraiser and of any officer of the Dallas, Texas Bar Association who participates in the appraisal process described above will be shared equally by NAI and BNPPLC.

Exhibit C to Ground Lease — Page 4

Exhibit D
DETERMINATION OF FAIR RENTAL VALUE
     Each annual payment of Ground Lease Rent will equal the Fair Rental Value, computed as of the most recent Rental Determination Date when such payment becomes due. As used in this Exhibit, “Rental Determination Date” means the (1) the Effective Date, (2) the earliest anniversary of the Effective Date to follow the Turnover Date by more than thirty days, and (3) after the second Rental Determination Date described in clause (2), each fifth anniversary of the preceding Rental Determination Date.
     As of the Effective Date (i.e., the first Rental Determination Date), the parties have agreed that Fair Rental Value is the dollar amount set forth in Paragraph 3 of this Ground Lease.
     If NAI and BNPPLC have not agreed upon Fair Rental Value as of any subsequent Rental Determination Date within one hundred eighty days after the such date, then Fair Rental Value will be determined as follows:
     (a) NAI and BNPPLC shall each appoint a real estate appraiser who is familiar with rental values for properties in the vicinity of the Land and who has not previously acted for either party. Each party will make the appointment no later than ten days after receipt of notice from the other party that the appraisal process described in this Exhibit has been invoked. The agreement of the two appraisers as to Fair Rental Value will be binding upon NAI and BNPPLC. If the two appraisers cannot agree upon the Fair Rental Value within ten days following their appointment, they shall within another ten days agree upon a third real estate appraiser. Immediately thereafter, each of the first two appraisers will submit his best estimate of the appropriate Fair Rental Value (together with a written report supporting such estimate) to the third appraiser and the third appraiser will choose between the two estimates. The estimate of Fair Rental Value chosen by the third appraiser as the closest to the prevailing annual fair rental value will be binding upon NAI and BNPPLC. Notification in writing of this estimate shall be made to NAI and BNPPLC within fifteen days following the selection of the third appraiser.
     (b) If appraisers must be selected under the procedure set out above and either BNPPLC or NAI fails to appoint an appraiser or fails to notify the other party of such appointment within fifteen days after receipt of notice that the prescribed time for appointing the appraisers has passed, then the other party’s appraiser will determine the Fair Rental Value. All appraisers selected for the appraisal process set out in this Exhibit will be disinterested, reputable, qualified real estate appraisers with the designation of MAI or equivalent and with at least 5 years experience in appraising properties in Santa Clara County, California comparable to the Land.
     (c) If a third appraiser must be chosen under the procedure set out above, he or she will be chosen on the basis of objectivity and competence, not on the basis of his relationship with the other appraisers or the parties to this Ground Lease, and the first two appraisers will be so advised. Although the first two appraisers will be instructed to attempt in good faith to agree upon the third appraiser, if for any reason they cannot agree within the prescribed time, either NAI and BNPPLC may require the first two appraisers to immediately submit its top choice for the third appraiser to the then highest ranking officer of the Dallas, Texas Bar Association who will agree to help and who has no attorney/client or other significant relationship to either NAI or BNPPLC. Such officer will have complete discretion to select the most objective and competent third appraiser from between the choice of each of the first two appraisers, and will do so within twenty days after such choices are submitted to him.
     (d) Either NAI or BNPPLC may notify the appraiser selected by the other party to demand the submission of an estimate of Fair Rental Value or a choice of a third appraiser as required under the procedure described above; and if the submission of such an estimate or choice is required but the other party’s appraiser fails to comply with the demand within fifteen days after receipt of such notice, then the Fair Rental Value or choice of the third appraiser, as the case may be, selected by the other appraiser (i.e., the notifying party’s appraiser) will be binding upon NAI and BNPPLC.
     (e) NAI and BNPPLC shall each bear the expense of the appraiser appointed by it, and the expense of the third appraiser and of any officer of the Dallas, Texas Bar Association who participates in the appraisal process described above will be shared equally by NAI and BNPPLC.

Exhibit D to Ground Lease — Page 2